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                                 EXHIBIT 10.11





                       HAVERTY FURNITURE COMPANIES, INC.

                          DIRECTORS' COMPENSATION PLAN



                      ADOPTED BY THE BOARD OF DIRECTORS ON

                               FEBRUARY 6, 1996,


                                      AND


                          APPROVED BY STOCKHOLDERS ON

                                 APRIL 26, 1996
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                       HAVERTY FURNITURE COMPANIES, INC.

                          DIRECTORS' COMPENSATION PLAN


     1. Purpose. The name of this Plan is the Haverty Furniture Companies, Inc., Directors' Compensation Plan (the "Plan"). The purpose of the Plan is to enable Haverty Furniture Companies, Inc. (the "Company") to compensate directors who contribute to the Company's success by their abilities, ingenuity and industry, and to better ensure that the interests of such directors are more closely aligned with the interests of the Company's stockholders.

       2. Mandatory Payment of One-Half of Annual Retainer in Common Stock. Commencing on May 1, 1996, and on each May 1 thereafter, one-half of each director's annual retainer fee shall be paid in shares of the $1.00 par value class of common stock of the Company known as Common Stock (the "Common Stock"). As of the effective date of this Plan, the dollar amounts of the annual retainer fees (such annual retainer fees being divided into two equal semi-annual payments on May 1 and November 1 each year) are $15,000 with respect to non-employee directors and $3,000 with respect to employee directors. Therefore, effective May 1, 1996, and on each May 1 thereafter, non-employee directors shall be paid $7,500 in Company Common Stock and employee directors shall be paid $1,500 in Company Common Stock until such time as the dollar amounts of the annual retainer fees to be paid to non-employee and employee directors are increased or decreased by action of the Company's Board of Directors.

       3. Discretionary Election to Receive Entire Retainer in Common Stock. In the discretion of each director, effected by a written election made annually by such director on or before October 31 of each year, each director may elect to be paid the entire amount of his annual retainer fee in shares of Company Common Stock, which entire annual retainer fee shall be paid on the next succeeding May 1. Such election shall be irrevocable with respect to the next year's annual retainer fee and shall be effective for the next succeeding May 1 payment date.

       4. Other Compensation. In addition to payment of the annual retainer fee provided for in Sections 2 and 3, each non-employee director shall be paid such additional fees in cash for attendance at Board and Board Committee meetings as shall be approved by the Company's Board of Directors from time to time. As of the effective date of this Plan, each non-employee director is paid $600 for each Board and Board Committee meeting that he or she attends, except that a non-employee director who serves as chairman of a Board Committee is paid $700 for each such Board Committee meeting that he or she chairs. Employee directors are not paid fees for attending meetings of the Board or Board Committees.





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       5.        Determination of Number of Shares of Common Stock Issuable.  On
May 1 of each year, the number of whole shares of Company Common Stock to be paid to a director in respect of such director's semi-annual retainer fee due to be paid on that date (or, annual retainer fee, if the director had elected to be paid the entire amount of his annual retainer in shares of Company Common Stock) shall be determined by dividing the dollar amount of the semi-annual retainer fee (or, annual retainer fee, as the case may be) to be paid in Company Common Stock by the Market Price of the Common Stock (as hereinafter defined) at the close of the Market on May 1 (or, if May 1 is not a day on which trading is conducted on the securities market or exchange on which the Company's Common Stock is then traded, then as of the last such trading day occurring before May
1). No fractional share shall be paid pursuant to this section and, in lieu thereof, the director shall be paid the cash equivalent of any such fractional share.

        For the purpose of this section, "Market Price" shall mean, as of any date, the closing bid price of the Common Stock of the Company on such date as quoted by the National Association of Securities Dealers Automated Quotation System (or, if the Common Stock of the Company is then traded on a different securities market or exchange, the "Market Price" shall mean the closing price of the Common Stock of the Company as quoted on such market or exchange on such date).

        6. Issuance of Common Stock. The shares of Company Common Stock to be paid to directors under this Plan shall be issued from shares held in the Company's treasury; or, if no shares (or, an insufficient number of shares) are held in the treasury for such payment, then from authorized and unissued shares.

        7. Six Months' Holding Period. Any shares of Common Stock issued to a director under this Plan must be held for six months from the date of issuance prior to any disposition of such shares of Common Stock by such director.

        8. Amendments. The provisions of Sections 2 and 3 of this Plan shall not be amended by the Company's Board of Directors more frequently than once every six months, except as permitted by Section 10 hereof. This Plan may be amended, modified, or terminated by the Company's Board of Directors subject to the provisions of this Section.

        9. Effective Date. The Effective Date of this Plan shall be the date on which such Plan is approved by the Company's stockholders, which is anticipated to be April 26, 1996.

       10. Adjustment to Shares of Stock Issuable Pursuant to Plan. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock split, stock split-up, stock dividend, recapitalization, merger, consolidation,





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combination or exchange of shares, or other similar change in corporate structure or change affecting the capitalization of the Company, an equitable adjustment shall be made to the number of shares issuable under this Plan as the Company's Board of Directors determines is necessary or appropriate, in its discretion, to give proper effect to such corporate action. Any such adjustment determined in good faith by the Company's Board of Directors shall be conclusive and binding for all purposes of this Plan.

     IN WITNESS WHEREOF, the Company has caused this Plan, adopted by the Board of Directors of the Company on February 6, 1996, subject to approval by the stockholders of the Company on April 26, 1996, to be duly executed, sealed, and attested as of April 26, 1996.



Attested:                                 HAVERTY FURNITURE COMPANIES, INC.



- ----------------------------              -------------------------------------
Christine M. Jones                        John E. Slater, Jr.
Vice President and Secretary              President and Chief Executive Officer



[Corporate Seal]





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